EXHIBIT 99-1

Alltrista Corporation Announces Acceptance in Principle of $18 Per Share Offer and Related Exclusive Negotiation Period

Alltrista Corporation Also Announces the Postponement of its Annual Meeting of Shareholders Presently Scheduled for June 1, 2001

INDIANAPOLIS, Ind., May 7, 2001-Alltrista Corporation (NYSE: ALC) announced today that it has signed a letter of intent to accept the $18 per share proposal tendered by Marlin Partners II, L.P. and has committed to a related exclusive negotiation period through June 29, 2001. The letter of intent is subject to a number of conditions, including the execution of a definitive agreement, final due diligence and committed financing.

Alltrista Corporation Chairman, President and Chief Executive Officer, Thomas B. Clark, commented, "Marlin Partners has participated in the Company's process of strategic options review, including due diligence, and in April submitted a formal proposal of $18 per share. We look forward to working with Marlin Partners and its financing sources over the next several weeks, and we are hopeful that a definitive agreement can be announced in the near future."

Martin E. Franklin, general partner of Marlin Partners, stated, "We are delighted that we have reached agreement with the Board of Directors of Alltrista to acquire the Company. We believe the acceptance of our proposal is in the best interest of shareholders and the Company. We look forward to working closely with management to complete our due diligence, while proceeding towards completing a transaction during the third quarter of this year."

In light of the letter of intent and the period of exclusive negotiations, the Company also announced that its shareholder meeting, presently scheduled for June 1, 2001, will be postponed to a later date so that full attention may be given to the proposed acquisition by Marlin Partners.

Alltrista is a materials-based company. Its plastics operations serve numerous fields, including healthcare, consumer, appliance, motor vehicle and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints. Please visit the Company's Web site at www.alltrista.com (http://www.alltrista.com) for further information.


Note: This news release contains forward-looking statements intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2000.


Contact: Kristin Clauss 317.577.5015 or kclauss@alltrista.com